Exhibit 99.1

Nevro Reports First Quarter 2015 Financial Results

Menlo Park, Calif., May 11, 2015 - Nevro Corp. (NYSE:NVRO), a medical device company that has developed and commercialized an innovative, evidence-based neuromodulation platform for the treatment of chronic pain, today reported financial results for the three months ended March 31, 2015.

Recent Accomplishments & Highlights:

•	Revenue of $9.7 million in the first quarter of 2015, an increase of 45% as reported and 70% on a constant currency basis over the same period of the prior year

•	On May 8, 2015, received Premarket Approval (PMA) from the U.S. Food and Drug Administration (FDA) for the Senza Spinal Cord Stimulation (SCS) system

•	HF10 therapy labeled as superior to traditional SCS therapy for chronic back and leg pain

•	HF10 therapy is the only SCS therapy indicated by FDA to deliver pain relief without paresthesia (a constant tingling sensation that is the basis of traditional SCS therapy)

•	Clinical trial investigators scheduled to present 18-month Senza RCT results at International Neuromodulation Society (INS) 12th World Congress in Montreal in June 2015

•	Senza RCT 18-month results selected as 2015 “Best Clinical Abstract” at the International Spine Intervention Society in Las Vegas in July 2015

“I am pleased that adoption of HF10 therapy has continued at a strong pace in the first quarter in European Union and Australian markets,” said Michael DeMane, Chairman and CEO of Nevro. “As a result, more patients in need are afforded the benefits of Nevro’s best-in-class spinal cord stimulation technology. Now, with PMA approval and the first FDA SCS superiority label, these meaningful patient benefits will for the first time be made available to U.S. chronic pain patients.”

First Quarter Financial Results

Revenue for the three months ended March 31, 2015 was $9.7 million versus $6.7 million during the same period of the prior year, representing 45% growth as reported, or 70% growth on a constant currency basis. The net revenue increase was primarily attributable to continued adoption of the Senza system.

Gross profit for the three months ended March 31, 2015 was $5.8 million, representing a 60% gross margin, up from $3.7 million, representing a 55% gross margin, in the same period of the prior year. Product costs as a percent of revenue decreased as average cost per unit benefited from economies of scale with higher unit volumes compared to the same period last year. While revenues were negatively impacted by the appreciation of the U.S. dollar, costs were primarily incurred in U.S. dollars, which negatively impacted the overall gross margin for the period.

Operating expenses for the three months ended March 31, 2015 were $18.1 million, an increase of 66% compared to $10.9 million in the same period of the prior year. The increase in operating expenses was driven primarily by increased headcount and related personnel costs for the sales and marketing organization in preparation for the U.S. commercial launch as well as an increase in general and administrative costs associated with being a public company.

Loss from operations for the first quarter of 2015 was $12.3 million, compared to $7.2 million for the same period of the prior year.

Guidance for Full Year 2015

The company is reiterating its previously issued guidance, estimating international revenue for the full year 2015 to be in the range of $36 to $38 million, which represents an increase from 2014 in the range of 10.5% to 16.7% on a reported basis, and the range of 25.8% to 32.8% using foreign exchange rates from the first quarter of 2015.

Webcast and Conference Call Information

Management will host a conference call today beginning at 5:30 a.m. PT / 8:30 a.m. ET. Individuals interested in listening to the conference call may dial (877) 201-0168 for domestic callers, or (647) 788-4901 for international callers (Conference ID: 41475428), or access the webcast on the “Investors” section of the Company’s web site at: www.nevro.com. The webcast will be available on the Company’s web site for two weeks following the completion of the call.

About Nevro

Headquartered in Menlo Park, California, Nevro is a medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza® spinal cord stimulation (SCS) system, an evidence-based neuromodulation platform for the treatment of chronic pain. The Senza system is the only SCS system that delivers Nevro’s proprietary HF10™ therapy. Senza, HF10, Nevro and the Nevro logo are trademarks of Nevro.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements with respect to our business, capital resources, strategic initiatives and growth reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including regarding our beliefs about making Senza available in the United States; continuing adoption of Senza in international markets; and our expectations for international revenue for the full year 2015. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; the timing of our U.S. commercial launch of Senza; our ability to manufacture our products to meet demand;

the level and availability of third party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K filed on March 18, 2015 and our Quarterly Report on Form 10-Q that we expect to file on May 11, 2015, as well as any reports that we may file with the SEC in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the quarter ended March 31, 2015 are not necessarily indicative of our operating results for any future periods.

Investor Relations Contact:

Westwicke Partners

Lynn Pieper

(415) 202-5678

Lynn.pieper@westwicke.com

Nevro Corp.

Consolidated Statements of Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
	(unaudited)
Revenue	$9,662	$6,664
Cost of revenue	3,873	2,999

Gross profit	5,789	3,665
Operating expenses:
Research and development	4,998	4,696
Sales, general and administrative	13,130	6,210

Total operating expenses	18,128	10,906

Loss from operations	(12,339)	(7,241)
Other income (expense):
Interest income (expense), net	(569)	40
Other income (expense), net	(1,010)	238

Loss before income taxes	(13,918)	(6,963)
Provision for income taxes	142	93

Net loss	(14,060)	(7,056)
Accretion of convertible preferred stock to redemption value	—	(43)

Net loss attributable to common stockholders	(14,060)	(7,099)
Changes in foreign currency translation adjustment	(123)	—
Changes in gains (losses) on short-term investments	(79)	(13)

Net change in other comprehensive loss	(202)	(13)

Comprehensive loss	$(14,262)	$(7,112)

Net loss per share attributable to common stockholders, basic and diluted	$(0.57)	$(6.60)

Weighted average shares used to compute net loss per share, basic and diluted	24,849,229	1,075,932

Nevro Corp.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31, 2015	December 31, 2014
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$21,984	$25,287
Short-term investments	137,232	151,521
Accounts receivable, net	7,314	6,610
Inventories, net	18,236	14,856
Prepaid expenses and other current assets	3,026	2,851

Total current assets	187,792	201,125
Property and equipment, net	1,189	647
Other assets	2,333	424
Restricted cash	906	300

Total assets	$192,220	$202,496

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$8,151	$4,460
Accrued liabilities and other	5,278	6,338

Total current liabilities	13,429	10,798
Notes payable	19,569	19,511
Other long-term liabilities	104	117

Total liabilities	33,102	30,426
Stockholders’ equity
Common stock, $0.001 par value – 290,000,000 shares authorized, 24,896,511 and 24,865,491 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	25	25
Additional paid-in capital	295,255	293,945
Accumulated other comprehensive income (loss)	(125)	77
Accumulated deficit	(136,037)	(121,977)

Total stockholders’ equity	159,118	172,070

Total liabilities and stockholders’ equity	$192,220	$202,496